EXHIBIT 21.1

SUBSIDIARIES OF FORTERRA, INC.

Name of Subsidiary	Jurisdiction of Organization
Bio Clean Environmental Services, Inc.	California
Concrete Pipe & Precast, LLC	Delaware
Constructure Fabrication, LLC	Delaware
Custom Fab, Inc.	Florida
DIP Acquisition LLC	Delaware
Fab Pipe LLC	Delaware
Forterra Brick America, Inc.	Michigan
Forterra Concrete Industries, Inc.	Tennessee
Forterra Concrete Operations, LLC	Texas
Forterra Concrete Products, Inc.	Iowa
Forterra Finance, LLC	Delaware
Forterra Pipe & Precast, LLC	Delaware
Forterra Pipe & Precast, Ltd.	Canada (British Columbia)
Forterra Pipe & Precast BC, ULC	Canada (British Columbia)
Forterra Precast Concepts, LLC	Delaware
Forterra Pressure Pipe, Inc.	Ohio
Forterra Pressure Pipe, ULC	Canada (British Columbia)
Forterra Properties Idaho, LLC	Idaho
Forterra Properties Utah, LLC	Utah
Forterra Structural Precast, LLC	Delaware
Forterra Transportation, LLC	Delaware
FRTA Finance Corp.	Delaware
Griffin Pipe Products Co., LLC	Delaware
Mill Handling LLC	Delaware
Modular Wetland Systems, Inc.	California
Stardust Holdings (USA), LLC	Delaware
United States Pipe and Foundry Company, LLC	Alabama
US Pipe Fabrication, LLC	Delaware
U.S. Pipe Mexico S. de R.L. de C.V.	Mexico
USP Holdings Inc.	Delaware
USP Land Holdings FCP, LLC	Delaware
USP Land Holdings FP&P, LLC	Delaware